[Letterhead of Arent Fox LLP]

January 2, 2008

The Board of Directors
Neuro-Hitech, Inc.
One Penn Plaza, Suite 1503
New York, NY 10019

Gentlemen:

We have acted as counsel to Neuro-Hitech, Inc., a Delaware corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-3 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended, of 1,250,000 shares of the Company’s Common Stock, $0.001 par value per share (the “Common Shares”) and 2,034,645 shares of common stock issuable upon exercise of warrants (the “Warrant Shares”), an aggregate of 3,284,645 shares of the Company’s Common Stock (collectively, the “Shares”). All of the Shares are being registered on behalf of certain stockholders of the Company (the “Selling Stockholders”).

We have examined signed copies of the Registration Statement as filed with the Commission. We have also examined and relied upon minutes of meetings of the stockholders and the board of directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Certificate of Incorporation and Bylaws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or facsimile copy), the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or facsimile copies. We have assumed, without independent verification, the accuracy of the relevant facts stated therein. We have also assumed that, prior to the sale of any Shares to which the Registration Statement relates, appropriate action will be taken to register and qualify such Shares for sale, to the extent necessary, under any applicable state securities laws.

Our opinion below, insofar as it relates to the Common Shares being fully paid, is based solely on a certificate of the Chief Financial Officer of the Company confirming the Company’s receipt of the consideration called for by the applicable resolutions authorizing the issuance of such Shares.

The opinions expressed in this letter concern only the effect of the Delaware General Corporation Law as currently in effect, and we express no opinion on the law of any other jurisdiction.

We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Based on the foregoing, we are of the opinion that the Common Shares are validly issued, fully paid and nonassessable and the Warrant Shares, when issued, sold and delivered to the Selling Stockholder upon the Selling Stockholder’s exercise of a Warrant, in the manner and for the consideration stated in such Selling Stockholder’s Warrant, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations thereunder.

Very truly yours,

/s/ ARENT FOX LLP